EXHIBIT 99.1

FOR IMMEDIATE RELEASE                       Contact: Erin Gaffney 212-840-4771
                                            Web Site: www.hartmarx.com




                    HARTMARX REPORTS BETTER THAN ANTICIPATED
             FOURTH QUARTER EARNINGS; FULL YEAR NET INCREASES 82%;
                COMPANY ANTICIPATES ANOTHER STRONG YEAR IN 2005
                      WITH 30% TO 40% EARNINGS IMPROVEMENT


CHICAGO, January 26, 2005 - - Hartmarx Corporation (NYSE: HMX) today reported operating results for its fourth quarter and fiscal year ended November 30, 2004. Full year sales were $586.4 million in 2004 compared to $561.8 million in 2003. Net earnings improved to $15.9 million or $.45 per basic share and $.44 per diluted share in 2004 compared to net earnings of $8.7 million or $.26 per basic share and $.25 per diluted share last year. Fourth quarter results in 2004 reflected revenues of $151.6 million and net earnings of $5.8 million or $.16 per basic and diluted share. Last year's fourth quarter revenues were $151.5 million with earnings per basic and diluted share of $.09.

         Homi B. Patel, chairman and chief executive officer of Hartmarx, commented, "We are very pleased with our 2004 performance, having achieved or exceeded all our financial objectives for a third year in a row. We attained our revenue objective of a low to mid-single digit sales increase. With our 82% earnings increase, we significantly exceeded our improvement goal of 25% to 40% stated at the beginning of the year. We more than doubled our debt reduction goal of 15% and reduced total debt by $2.4 million, even after consideration of the $32.6 million paid for the Misook business earlier this year. Both our men's and women's operating segments achieved sales and earnings increases over 2003; the Misook business, acquired at the end of July, 2004, contributed over $11 million in sales and about $.04 in earnings per diluted share to our consolidated results.

         The improving economy and stock market recovery during the second half of fiscal 2004 are positive indicators for 2005, even though consumer spending for apparel in the department store channel continues to be lackluster. We are currently estimating that our fiscal 2005 revenues will increase in the low to mid-single digits, which reflects the incremental impact of Misook for the full year partially offset by a discontinued license under the Evan Picone brand. We expect earnings to increase by 30% - 40% for the full year, commencing in the second quarter of fiscal 2005. Total debt is expected to decline about 25%. These estimates exclude the impact of any future acquisitions, which we continue to pursue actively," Mr. Patel concluded.


                                  - - More - -


         As recently announced, the Company has extended its $200 million Senior Credit Facility for three additional years, to February 28, 2009. The Company retains its option to extend the term for an additional year, to February 28, 2010. The interest rates under the Facility continue to be based on a spread in excess of either LIBOR or Prime rate as the benchmark rates, and on the level of excess availability. The anticipated effect of the amendment on interest rates is to lower the Company's interest rate spread by 75 basis points for LIBOR borrowings and 25 basis points on Prime rate borrowings, considering the Company's anticipated availability position during 2005.

         The full year gross margin rate in 2004 improved to 32.4% compared to 30.2% in 2003. The current year reflected proportionately higher womenswear and men's sportswear sales compared to tailored clothing product categories, including $11.3 million of sales attributable to the Misook business. Tailored clothing gross margins reflected improved utilization of domestic facilities and better off-shore sourcing. Selling, general and administrative expenses of $160.2 million increased $11.4 million on the higher sales, including the Misook business, representing 27.3% of sales in 2004 compared to 26.5% in 2003. Operating earnings were $32.4 million in 2004 compared to $22.6 million in 2003.

         Interest expense for the full year declined to $6.5 million in 2004 from $7.4 million in 2003, attributable to lower average borrowing levels. Results for 2003 also included a $.8 million first quarter pre-tax refinancing charge associated with the January 2003 early retirement of the then outstanding 12.5% senior unsecured notes, representing the non-cash write-off of unamortized debt discount and financing fees. At November 30, 2004, total debt of $102.0 million, which reflected the amount paid related to the Misook acquisition, declined $2.4 million from $104.4 million at November 30, 2003. Significant debt reduction from operating activities is anticipated during 2005.

         Fourth quarter revenues were $151.6 million in 2004 compared to $151.5 in last year's fourth quarter. Operating earnings increased to $11.0 million compared to last year's $6.7 million. After consideration of interest, refinancing expense and income taxes, fourth quarter net earnings were $5.8 million or $.16 per diluted share in 2004 compared to $3.1 million or $.09 per diluted share in 2003.

         Hartmarx produces and markets business, casual and golf apparel under its own brands including Hart Schaffner Marx, Hickey-Freeman, Palm Beach, Coppley, Cambridge, Keithmoor, Racquet Club, Naturalife, Pusser's of the West Indies, Royal, Brannoch, Riserva, Sansabelt, Exclusively Misook, Barrie Pace and Aura. In addition, the Company has certain exclusive rights under licensing agreements to market selected products under a number of premier brands such as Austin Reed, Tommy Hilfiger, Kenneth Cole, Burberry men's tailored clothing, Ted Baker, Bobby Jones, Jack Nicklaus, Claiborne, Pierre Cardin, Perry Ellis, Jeffrey Banks, Jhane Barnes, DKNY Donna Karan New York, Andrea Jovine, Lyle & Scott, Golden Bear and Starington. The Company's broad range of distribution channels includes fine specialty and leading department stores, value-oriented retailers and direct mail catalogs.


                                  - - More - -



         The comments set forth above contain forward-looking statements made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements can be identified by the use of forward-looking terminology such as "anticipate," "believe," "continue," "estimate," "expect," "intend," "may," "should" or "will" or the negatives thereof or other comparable terminology. Forward-looking statements are not guarantees as actual results could differ materially from those expressed or implied in such forward-looking statements. The statements could be significantly impacted by such factors as the level of consumer spending for men's and women's apparel, the prevailing retail environment, the Company's relationships with its suppliers, customers, licensors and licensees, actions of competitors that may impact the Company's business, possible acquisitions and the impact of unforeseen economic changes, such as interest rates, or in other external economic and political factors over which the Company has no control. The reader is also directed to the Company's periodic filings with the Securities and Exchange Commission for additional factors that may impact the Company's results of operations and financial condition. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.



                         -- Financial Summary Follows -

                                           HARTMARX CORPORATION
                                    --- UNAUDITED FINANCIAL SUMMARY --
                                 (000's omitted, except per share amounts)

Statement of Earnings               Twelve Months Ended November 30,   Three Months Ended November 30,
                                         2004           2003                2004            2003
                                    -------------   -------------     -------------    -------------

Net sales                           $  586,413       $ 561,849         $ 151,634        $ 151,476
Licensing and other income               2,445           1,898               608              366
                                    -------------   -------------     -------------    -------------
                                       588,858         563,747           152,242          151,842
                                    -------------   -------------     -------------    -------------
Cost of goods sold                     396,272         392,350            94,363          103,132
Selling, general & administrative
  expenses                             160,207         148,788            46,849           41,966
                                    -------------   -------------     -------------    -------------
                                       556,479         541,138           141,212          145,098
                                    -------------   -------------     -------------    -------------
Operating earnings                      32,379          22,609            11,030            6,744
Interest expense                         6,474           7,429             1,840            1,889
Refinancing expense                          -             795                 -                -
                                    -------------   -------------     -------------    -------------
Earnings before taxes                   25,905          14,385             9,190            4,855
Tax provision                          (10,040)         (5,680)           (3,435)          (1,765)
                                    -------------   -------------     -------------    -------------
Net earnings                        $   15,865        $  8,705         $   5,755         $  3,090
                                    =============   =============     =============    =============


Earnings per share:
         Basic                           $ .45            $.26              $.16             $.09
         Diluted                         $ .44            $.25              $.16             $.09

Average shares: Basic                   34,927          33,269            35,591           33,490
                Diluted                 36,286          34,645            36,665           35,174

                                                   * * *

                                                  November 30,
                                         ----------------------------
Condensed Balance Sheet                     2004             2003
                                       -------------   -------------
Cash                                   $    2,356      $     2,964
Accounts receivable, net                  119,033          117,778
Inventories                               130,139          124,010
Other current assets                       28,626           19,508
                                       -------------   -------------
                  Current Assets          280,154          264,260
Other assets, including goodwill
    and intangibles                        67,166           31,285
Deferred taxes                             34,167           53,636
Intangible pension asset                   39,411           42,860
Net fixed assets                           27,643           29,323
                                       -------------   -------------
                  Total                  $448,541      $   421,364
                                       =============   =============

Accounts payable and accrued expenses  $   98,307      $    78,342
Total debt                                102,032          104,404
Accrued pension liability                  26,416           46,167
Shareholders' equity                      221,786          192,451
                                       -------------   -------------
                  Total                $  448,541      $   421,364
                                       =============   =============
Book value per share                        $6.16            $5.49
                                       =============   =============
Selected cash flow data:

Capital Expenditures                   $    4,180      $     2,566
Depreciation of fixed assets                5,559            5,870
Amortization of long-lived assets
    and unearned employee benefits          4,949            2,882


This information is preliminary and may be changed prior to filing Form 10-K. No investment decisions should be based solely on this data.

Certain prior year amounts have been reclassified to conform to the current year's presentation.